Exhibit (h)(ix) under Form N-1A
                                             Exhibit 10 under Item 601/Reg. S-K


                                 AMENDMENT TO
                         FUND PARTICIPATION AGREEMENT


AMENDMENT, dated as of this 4th day of November, 2004 to the Fund Participation Agreement (the "Participation Agreement") among Hartford Life Insurance Company, a Connecticut Corporation ("Hartford"), on its behalf and on behalf of each separate account set forth on Schedule A to the Participation Agreement as it may be amended from time to time (the "Separate Accounts"); Huntington VA Funds, a Massachusetts business trust (the "Trust"), on its behalf and on behalf of each of its series set forth on Schedule B to the Participation Agreement as it may be amended from time to time (the "Funds"); Edgewood Services, Inc., a New York corporation (the "Distributor") and Huntington Asset Advisors, Inc., a registered investment adviser (the "Adviser").

                                   * * * * *

      WHEREAS, Hartford, the Trust, the Distributor and the Adviser have entered into the Participation Agreement relating to the purchase by the Separate Accounts of shares of the Funds to serve as an investment medium for variable annuities and/or variable life insurance policies funded by the Separate Accounts;

      WHEREAS, the parties wish to amend the Participation Agreement to address a matter of mutual concern;

      NOW, THEREFORE, based on the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties hereto agree as follows:

      1. Article 1.4 of the Participation Agreement is hereby deleted and is replaced by a new Article 1.4, which reads in its entirety as follows:

            "Upon receipt of a request for redemption in proper form from Hartford on any Business Day, the Trust agrees to redeem any full or fractional shares of the Funds held by the Separate Accounts at the net asset value next computed after receipt and acceptance by the Trust or its designee of the request for redemption, except that the Trust agrees to suspend redemptions temporarily to the extent permitted under the 1940 Act. Such redemption shall be paid consistent with applicable rules of the SEC and procedures and policies of the Trust as described in the Trust's current registration statement."

      IN WITNESS WHEREOF, each of the parties has caused this to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

HARTFORD LIFE INSURANCE                   EDGEWOOD SERVICES, INC.
COMPANY, on its behalf and on behalf of
each Separate Account named in Schedule
A, as may be amended from time to time


By:  /s/ Bruce W. Ferris                  By:  /s/ Charles L. Davis, Jr.
   ---------------------------               ---------------------------------
Name:  Bruce W. Ferris                    Name:  Charles L. Davis, Jr.
Its:  Senior Vice President               Its:  President



HUNTINGTON VA FUNDS, on its behalf        HUNTINGTON ASSET ADVISORS, INC.
and on behalf of each Fund named in Schedule
B, as may be amended from time to time


By:  /s/ George M. Polatas                By:/s/ B. R. Bateman
   ---------------------------               ---------------------------
Name:  George M. Polatas                  Name:  B.R. Bateman
Its:  Vice President                      Its:  Chief Investment Officer